UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2009

Commission File Number: 000-50502

PREMIER ALLIANCE GROUP, INC
(Exact Name of registrant as Specified in Its Charter)

Nevada	20-0443575
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4521 Sharon Road
Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

(704) 521-8077
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01Entry into a Material Definitive Agreement.

On September 18, 2009, the Registrant entered into an Asset Purchase Agreement (the “Agreement”) with PeopleSource, Inc., a North Carolina corporation (“PeopleSource”).

Pursuant to the Agreement, the Registrant will acquire all of the assets of PeopleSource. In consideration of the Purchased Assets (as defined), the Registrant shall pay to PeopleSource (a) the sum of $400,000 in cash, subject to adjustment as described below; and (b) such number of restricted shares of Registrant’s common stock equal to $100,000, based on the closing price of the common stock on the Closing Date, as stated on the OTC Bulletin Board (the “Shares”)..

The purchase price shall be paid as follows: (i) $140,000 in cash, and delivery of the Shares within 10 days after the Closing Date; (ii) $140,000, subject to adjustment described below, thirteen months from the Closing Date; and (iii) $120,000, subject to adjustment described below, two years from the Closing Date.

The final two payments described above shall be adjusted based on the actual revenue number (“ARN”) as determined one year after the Closing Date.  The ARN shall be calculated as follows:

          ARN (one year after the Closing Date) x .25 (multiple of revenue)
Minus$100,000 (stock valuation component)
Minus$140,000 (first cash installment)
=amount to be paid in last two equal installments

The ARN will be all revenue generated by Registrant’s PeopleSource unit, or of the current PeopleSource entity (if functioning in a contractual relationship with Purchaser), regardless of source, including but not limited to, new business generated after closing, repeat business, and business opportunities moved from Registrant to Registrant’s PeopleSource unit.

The Agreement is conditioned upon satisfactory completion of due diligence and other corporate actions, and is scheduled to close on or about October 1, 2009

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

     (d) Exhibits.

10.1Asset Purchase Agreement dated September 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PREMIER ALLIANCE GROUP, INC.
(Registrant)
DATE: September 18, 2009	By:	/s/ Mark S. Elliott
Mark S. Elliott
President